Exhibit 99.1

STEINWAY MUSICAL INSTRUMENTS, INC.

For Immediate Release:

STEINWAY REPORTS FIRST QUARTER RESULTS

WALTHAM, MA - April 30, 2003 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended March 29, 2003.  Net sales decreased 6%, to $83 million from $88 million in the year ago quarter.  EBITDA dropped to $7 million from $12 million in the prior year period.  Earnings per share were $0.08 compared to $0.42.

Commenting on the Company’s quarterly results, CEO Dana Messina said, “This was an extremely difficult quarter.  On the band side of the business, we had work stoppages at two of our manufacturing facilities, negatively impacting sales as well as gross margins.  In addition, orders for our student level instruments were soft as dealers continue to make purchases of lower priced Asian imports.”

Messina continued, “Our results were largely impacted by certain one-time costs paid in accordance with the terms of the expired labor contracts at two of our Indiana band plants.  These costs consisted of payments that were incurred in connection with the conversion of our former wage system to a new skill-based wage program.  The new contracts at these locations do not contain such payment adjustments.  We estimate that the strikes and one-time payments reduced our earnings by approximately $0.20 per share in the first quarter.”

Turning to piano operations, Messina noted, “Floor traffic was down in our retail stores as well as at our domestic dealers.  There has been a pullback of consumer spending due to poor economic conditions and the Iraq conflict.  In addition, lower production levels at our New York piano plant hurt our gross margins for the quarter.”

“In response to the poor business climate, expense and debt reduction have become a priority for us,” said Messina.  “Operating expenses for the quarter were less than last year, excluding the increase from foreign exchange rate translation and the costs associated with severance.  Also, capital spending decreased almost 30% from the prior year period.  Year over year, long term debt is down 5%.  At the end of the quarter, we had over $15 million in cash on hand and owed nothing on our domestic revolver.”

Band Operations

Revenues from the band and orchestral instrument segment decreased 10%, to $47 million, and overall unit shipments were off 12% from the prior year quarter.  Orders for most student instruments declined as competitive pricing pressures from Asian imports continued.  A thirteen-

week work stoppage at the Company’s tuned percussion plant in LaGrange, Illinois contributed approximately $1.4 million to the sales decline.

Gross margins decreased to 19.3% from 23.9% in the year ago quarter. Costs associated with strikes at the Company’s plants in LaGrange, Illinois and Eastlake, Ohio had a negative impact on gross margins for the quarter.  Additionally, the Company incurred $1.9 million in one-time costs associated with expiring labor contracts.

Piano Operations

Piano revenues for the quarter, which were on par with prior year at $36 million, included a positive foreign exchange impact of $2.5 million.  Unit shipments of Steinway & Sons grand pianos were off 16% in the first quarter, as a result of poor economic conditions and the military conflict in Iraq.  Unit sales of the Boston Piano Company’s product lines decreased 9% from the prior year period.

Lower production at the Company’s domestic piano factory coupled with a shift in product mix toward lower margin Boston pianos negatively impacted gross margins for the first quarter.  As a result, domestic gross margins declined to 32.9% from 35.7% in the prior year period.

Labor Negotiations

Commenting on the Company’s band labor contracts, Messina said, “On March 31st, two of our Elkhart facilities approved new three-year contracts.  These new agreements include work rules designed to significantly increase quality and productivity.  With our LaGrange employees returning to work last week, labor negotiations with three of our four band unions are complete.  Our employees in Eastlake, Ohio have been on strike for over eight weeks.  Management continues to work with union representatives to resolve outstanding issues and we remain hopeful that we will be able to negotiate a reasonable and fair agreement.”

Outlook

Messina said, “2003 is going to be a difficult year.  We haven’t seen any signs that the economic climate will improve in the near term.  The piano market remains soft worldwide.  To control our piano inventory levels, we will be reducing our production schedule at our New York facility by implementing additional factory shutdown weeks during 2003.  By working closely with our union, we have been able to gain the flexibility necessary to maintain our skilled workforce.”

Commenting on the outlook for the band division, Messina said, “Some of our student level band instruments are not price competitive.  Although we are evaluating sourcing alternatives in many product categories, this process will not be complete this year.  Accordingly, we expect demand for our student instruments to remain soft, necessitating a reduction in production volume.  Despite significant improvements made in two of our band labor agreements, reduced production levels will delay the realization of related cost savings.  At this time, we expect our earnings per share to be between $0.80 and $1.00 for the year.”

Conference Call

Steinway will be discussing its first quarter results, along with its outlook for the remainder of 2003, on a conference call today, beginning at 5:30 p.m. EDT.  A webcast of the call will be available to all interested parties at www.steinwaymusical.com.  Following the live webcast, an archived version will be available on the Company’s web site.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos.  Additional information can be obtained by visiting our web site: www.steinwaymusical.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.   Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770

E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	3/29/2003	3/30/2002
Net sales	$82,509	$88,059
Cost of sales	61,677	62,696

Gross profit	20,832	25,363

Operating expenses	17,428	16,694

Income from operations	3,404	8,669

Interest expense, net	2,972	3,301
Other (income) expense, net	(621)	(305)

Income before taxes	1,053	5,673

Provision for income taxes	370	1,990

Net income	683	3,683

Earnings per share: Basic and Diluted	$0.08	$0.42

Weighted average common shares - basic	8,906	8,847
Weighted average common shares - diluted	8,906	8,854

Condensed Consolidated Balance Sheets

	3/29/2003	3/30/2002	12/31/2002
Cash	$15,134	$17,787	$19,099
Receivables, net	85,246	85,430	77,421
Inventories	162,841	154,332	163,090
Other current assets	12,416	8,861	12,239
Total current assets	275,637	266,410	271,849

Property, plant and equipment, net	101,428	102,348	102,567
Other assets	53,886	50,240	53,818
Total assets	$430,951	$418,998	$428,234

Notes payable and current portion of long-term debt	$8,407	$6,812	$8,055
Other current liabilities	46,401	45,705	45,152
Total current liabilities	54,808	52,517	53,207

Long-term debt	190,956	202,440	192,581
Other liabilities	47,999	40,644	46,640
Stockholders’ equity	137,188	123,397	135,806

Total liabilities and stockholders’ equity	$430,951	$418,998	$428,234

Non-GAAP Financial Measures Used by Steinway Musical Instruments, Inc.

The Company defines EBITDA as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring charges.  Management believes EBITDA is useful to the Company and investors as a measure of the Company’s core operating performance.  Management also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  Certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

Reconciliation from U.S. GAAP to EBITDA
(In thousands)

	Three Months Ended
	3/29/2003	3/30/2002
Cash flows from operating activities	$(2,233)	$14,696
Other	(63)	(124)
Changes in operating assets and liabilities	5,674	(8,211)
Tax provision, net of deferred tax benefit	493	2,089
Net interest expense	2,972	3,301
EBITDA	$6,843	$11,751